Exhibit 99.1

Boxlight Reports Third Quarter 2022 Financial Results

●	Revenue increased by 12.7% to $68.7 million
●	Net income per diluted common share improved by $0.02 to $0.03
●	Adjusted EBITDA increased by $2.7 million to $9.9 million
●	Ended quarter with $22.0 million in Cash, $62.3 million in Working Capital and $46.8 million in Stockholders’ Equity
●	Expect Q4 2022 Revenue of $48 million and Adjusted EBITDA of $2 million
●	Expect Full Year 2022 Revenue of $227 million and Adjusted EBITDA of $18 million

Duluth, GA – Business Wire – November 9, 2022 – Boxlight Corporation (Nasdaq: BOXL) (“Boxlight” or the “Company”), a leading provider of interactive technology solutions, today announced the Company’s financial results for the third quarter ended September 30, 2022.

Key Financial Highlights for Q3 2022 as Compared to Q3 2021

●	Revenue increased by 12.7% to $68.7 million
●	Customer orders decreased by 14.3% to $43.7 million
●	Gross profit margin improved by 470 basis points to 30.6%
●	Net income improved by $2.4 million to $3.1 million
●	Adjusted EBITDA improved by $2.7 million to $9.9 million
●	Net income per diluted common share improved by $0.02 to $0.03
●	Ended the quarter with $22.0 million in Cash, $62.3 million in Working Capital and $46.8 million in Stockholders’ Equity

Key Business Highlights for third quarter of 2022

●

Received significant customer orders of $43.7 million, including $5.9 million from Bluum (U.S.), $2.2 million from Camera Mundi (Puerto Rico), $2.1 million from Graphics Distribution (U.S.), $1.6 million from Central Technologies (U.S.), $1.4 million from D&H Distributing (U.S.), $1.5 million from Bischoff AG (Switzerland), $1.4 million from Unit DK (Denmark) and $1.1 million from IDNS (U.K.).

●	Updated our interactive displays with Android 11, improved speakers, USB-C with hardware optimization, additional screen sharing and lesson planning apps, user profiles and launch screens, and compatibility with Google Classroom cloud accounts.
●	Launched CleverHub and MimioHub – our all-in-one, wireless screen sharing solution for any display.

●	Rebranded ClevertouchLive as CleverLive with new features expected in 2023.

●	Enhanced our FrontRow Attention! solution allowing simultaneous campus-wide broadcast of audio alerts and visual messages.
●	Enhanced our MimioConnect blended learning platform to allow students to add and save annotations; teachers to view and share student work, student polling via text messages and enhanced STEM lessons with PhET simulations.

●	Received 11 Best for Back-to-School 2022 Awards from Tech and Learning, including for MimioPro 4, CleverLive, MimioConnect, MyStemKits, EOS Education, and Attention! by FrontRow.

“The third quarter was our strongest to date,” commented Michael Pope, Chairman and Chief Executive Officer. “We reported revenue growth of 13% to $69 million and Adjusted EBITDA growth of 38% to $10 million over the same quarter last year. We have delivered double-digit or greater revenue growth for eight consecutive quarters, gaining meaningful market share in each of our key territories.”

“We ended the quarter with a strong balance sheet including $22 million in cash, $49 million in inventory, $62 million in working capital and $47 million in net assets. Also, for the first time, we reported positive cash flows from operations for both the three months and nine months ended September 30, 2022.”

“Our success as a company has been a result of our talented employees and our commitment to innovation. During the third quarter we introduced several hardware and software updates that uniquely position us as a leading provider of interactive solutions in both the education and enterprise verticals.”

Financial Results for the Three Months Ended September 30, 2022

Total revenues for the three months ended September 30, 2022 were $68.7 million as compared to $61.0 million for the three months ended September 30, 2021, resulting in a 12.7% increase in revenue. Revenues primarily consisted of hardware revenue, software revenue and professional services. The increase in revenues was primarily due to the acquisition of FrontRow in December 2021, as well as increased demand for the Company’s solutions in the U.S. FrontRow revenue for the three months ended September 30, 2022 was $5.6 million.

Cost of revenues for the three months ended September 30, 2022 was $47.7 million compared to $45.2 million for the three months ended September, 30, 2021, resulting in a 5.5% increase. Cost of revenues consists primarily of product cost, freight expenses, customs expense and inventory adjustments. The increase in cost of revenues was associated with the FrontRow acquisition.

Gross profit for the three months ended September 30, 2022, was $21.0 million, as compared to $15.8 million for the three months ended September 30, 2021. The gross profit margin for the three months ended September 30, 2022 was 30.6% which is an increase of 470 basis points compared to the comparable three months in 2021. Gross profit margin, adjusted for the net effect of acquisition-related purchase accounting of $698 thousand and $730 thousand, was 31.6% as compared to the 27.1%, as adjusted, reported for the three months ended September 30, 2022 and September 30, 2021, respectively.

Total operating expenses for the three months ended September 30, 2022 were $14.6 million and 21.2% of revenues, as compared to $12.3 million and 20.1% of revenues for the three months ended September 30, 2021. The increase was primarily a result of operating expenses associated with the FrontRow acquisition.

Other expense (net) for the three months ended September 30, 2022 was $2.8 million, as compared to $1.4 million for the three months ended September 30, 2021. Other expense increased primarily due to a $1.7 million increase in interest expense associated with increased borrowings under our credit facility.

Net income was $3.1 million for the three months ended September 30, 2022 and $729 thousand for the three months ended September 30, 2021. The net income attributable to common shareholders was $2.8 million and $412 thousand for the three months ended September 30, 2022 and 2021, respectively, after deducting the fixed dividends to Series B preferred shareholders of $317 thousand in both 2022 and 2021.

Total comprehensive loss was $1.9 million and $1.3 million for the three months ended September 30, 2022 and 2021, respectively, reflecting the effect of foreign currency translation adjustments on consolidation, with the net effect in the quarter of $5.0 million loss and $2.0 million loss for the three months ended September 30, 2022 and 2021, respectively.

Basic EPS for the three months ended September 30, 2022 was $0.04, compared to $0.01 for the three months ended September 30, 2021. Diluted EPS for the three months ended September 30, 2022 was $0.03, compared to $0.01 for the three months ended September 30, 2021.

EBITDA for the three months ended September 30, 2022 was $8.5 million, as compared to $4.7 million EBITDA for the three months ended September 30, 2021.

Adjusted EBITDA for the three months ended September 30, 2022 was $9.9 million, as compared to $7.2 million for the three months ended September 30, 2021. Adjustments to EBITDA included stock-based compensation expense, gains/losses recognized upon the settlement of certain debt instruments, gains/losses from the remeasurement of derivative liabilities, and the effects of purchase accounting adjustments in connection with prior period acquisitions.

At September 30, 2022, Boxlight had $22.0 million in cash and cash equivalents, $62.3 million in working capital, $49.4 million inventory, $214.5 million in total assets, $59.2 million in debt, $46.8 million in stockholders’ equity, 74.1 million common shares issued and outstanding, and 3.1 million preferred shares issued and outstanding.

Financial Results for the Nine Months Ended September 30, 2022

Total revenues for the nine months ended September 30, 2022 were $179.0 million as compared to $141.2 million for the nine months ended September 30, 2021, resulting in a 26.8% increase. The increase in revenues was primarily due to the acquisition of FrontRow in December 2021, as well as increased demand for our solutions across all markets. Organic revenue growth for Boxlight for the nine months ended September 30, 2022 was 13.3%. FrontRow revenues for the first nine months of 2022 was $19.0 million.

Cost of revenues for the nine months ended September 30, 2022 were $128.5 million as compared to $104.0 million for the nine months ended Septembers 30, 2021, resulting in a 23.6% increase. The increase in cost of revenues was associated with the acquisitions and growth of the business as discussed above, as well as additional increases in global freight/shipping in the first half of 2022.

Gross profit for the nine months ended September 30, 2022 was $50.5 million as compared to $37.2 million for the nine months ended September 30, 2021, an increase of $13.3 million. The gross profit margin was 28.2% for the nine months ended September 30, 2022 and 26.3% for the nine months ending September 30, 2021. The increase in gross profit margin during the nine months ended September 30, 2022 was a result of increased margins associated with FrontRow products, as well as lower manufacturing and freight/shipping costs.

Total operating expenses for the nine months ended September 30, 2022 were $46.6 million and 26.0% of revenue as compared to $34.2 million and 24.2% of revenue for the nine months ended September 30, 2021. The increase in G&A expenses resulted from additional  costs associated with the acquired FrontRow operations, new hires for planned growth and non-recurring professional fees associated with recent transactions.

The company reported a net loss of $1.7 million for the nine months ended September 30, 2022 as compared to a net loss of $6.7 million for the nine months ended September 30, 2021.

The net loss attributable to common shareholders was $2.7 million and $7.2 million for the nine months ended September 30, 2022 and 2021, respectively, after deducting fixed dividends to Series B preferred shareholders of $952 thousand in both years and the fair value revaluation deemed contribution of $367 thousand following the redemption amendment with the Series B shareholders in the second quarter of 2021.

Total comprehensive loss was $13.2 million and $8.4 million for the nine months ended September 30, 2022 and 2021, respectively, reflecting the effect of cumulative foreign currency translation adjustments on consolidation, with the net effect year to date of $11.4 million loss and $1.7 million loss for the nine months ended September 30, 2022 and 2021, respectively.

EPS loss for the nine months ended September 30, 2022 was $(0.04) per basic and diluted share, compared to $(0.12) per basic and diluted share for the nine months ended September 30, 2021.

EBITDA for the nine months ended September 30, 2022 was $12.9 million, as compared to $5.2 million EBITDA for the nine months ended September 30, 2021.

Adjusted EBITDA for the nine months ended September 30, 2022 was $16.3 million, as compared to $14.1 million for the nine months ended September 30, 2021. Adjustments to EBITDA include stock-based compensation expense, gains/losses recognized upon the settlement of certain debt instruments, gains/losses from the remeasurement of derivative liabilities, and the effects of purchase accounting adjustments in connection with acquisitions.

Third Quarter 2022 Financial Results Conference Call

Boxlight Corporation, a Nevada corporation (the “Company”), will hold a conference call to announce its Third Quarter 2022 financial results on Wednesday, November 9, 2022 at 4:30 p.m. Eastern Time.

The conference call details are as follows:

Date:	Wednesday, November 9, 2022
Time:	4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time
Dial-in:	1-888-506-0062 (Domestic) 1-973-528-0011 (International)
Participant Access Code:	951260
Webcast:	https://www.webcaster4.com/Webcast/Page/2213/46898

For those unable to participate during the live broadcast, a replay of the conference call will be available until 11:59 p.m. Eastern Time on Wednesday, November 23, 2022, by dialing 1-877-481-4010 (domestic) and 1-919-882-2331 (international) and referencing the replay passcode 46898.

Use of Non-GAAP Financial Measures

To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and decision-making surrounding pro forma operations, we supplement our consolidated financial statements presented on a basis consistent with U.S. generally accepted accounting principles, or GAAP, with EBITDA and Adjusted EBITDA, non-GAAP financial measures of earnings. EBITDA represents net income before income tax expense (benefit), interest expense, depreciation and amortization. Adjusted EBITDA represents EBITDA plus stock-based compensation, the change in fair value of derivative liabilities, purchase accounting impact of inventory markup, and fair value adjustments to deferred revenue, and non-cash gains and losses associated with debt settlement. Our management uses EBITDA and Adjusted EBITDA as financial measures to evaluate the profitability and efficiency of our business model. We use these non-GAAP financial measures to assess the strength of the underlying operations of our business. These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze our operations between periods and over time. We find this especially useful when reviewing pro forma results of operations, which include large non-cash amortizations of intangible assets from acquisitions and stock-based compensation. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

We report our operating results in accordance with U.S. GAAP. We have disclosed in the table below the results on a constant currency basis to facilitate period-to-period comparisons of our results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refers to the exchange rates we use to translate our operating results for all countries where the functional currency is not the U.S. Dollar into U.S. Dollars. Because we are a global company, the foreign currency exchange rates used for translation may have a significant effect on our reported results. In general, our reported financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar as compared to the foreign currencies in which we conduct our business. References to our operating results on a constant-currency basis mean our operating results without the impact of foreign currency exchange rate fluctuations.

We believe disclosure of constant-currency results is helpful to investors because it facilitates period-to-period comparisons of our results by increasing the transparency of our underlying performance by excluding the impact of fluctuating foreign currency exchange rates. However, constant-currency results are non-U.S. GAAP financial measures and are not meant to be considered in isolation or as a substitute for comparable measures prepared in accordance with U.S. GAAP. Constant-currency results have no standardized meaning prescribed by U.S. GAAP, are not prepared under any comprehensive set of accounting rules or principles, and should be read in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. Constant-currency results have limitations in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

Discussion of the Effect of Constant Currency on Financial Condition

We calculate constant-currency amounts by translating local currency amounts in the current period at actual foreign exchange rates for the prior-year period. Our constant-currency results do not eliminate the transaction currency impact of purchases and sales of products in a currency other than the functional currency.

	Three months ended	Three months ended
	September 30,	September 30,	%
	2022	2021	Increase
	(Dollars in thousands)
Total revenues
As reported	$68,736	$61,008	13%
Impact of foreign currency	5,757	-
Constant-currency	$74,493	$61,008	22%

	Nine months ended	Nine months ended
	September 30,	September 30,	%
	2022	2021	Increase
	(Dollars in thousands)
Total revenues
As reported	$178,967	$141,186	27%
Impact of foreign currency	9,969	-
Constant-currency	$188,936	$141,186	34%

About Boxlight Corporation

Boxlight Corporation (Nasdaq: BOXL) is a leading provider of interactive technology solutions under its award-winning brands Clevertouch®, FrontRow™ and Mimio®. The Company aims to improve engagement and communication in diverse business and education environments. Boxlight develops, sells and services its integrated solution suite including interactive displays, collaboration software, audio solutions, supporting accessories, and professional services. For more information about Boxlight and the Boxlight story, visit http://www.boxlight.com, https://www.clevertouch.com and https://www.gofrontrow.com.

Forward Looking Statements

This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, and competition in the industry, among other things. Boxlight encourages you to review other factors that may affect its future results and performance in Boxlight’s filings with the Securities and Exchange Commission.

Boxlight Corporation

Condensed Consolidated Balance Sheets

As of September 30, 2022 and December 31, 2021

(in thousands)

	September 30,	December 31,
	2022	2021
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$21,952	$17,938
Accounts receivable – trade, net of allowances	51,254	29,573
Inventories, net of reserves	49,435	51,591
Prepaid expenses and other current assets	9,013	9,444
Total current assets	131,654	108,546

Property and equipment, net of accumulated depreciation	1,675	1,073
Operating lease right of use asset	4,370	—
Intangible assets, net of accumulated amortization	51,913	65,532
Goodwill	24,524	26,037
Other assets	363	248
Total assets	$214,499	$201,436

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$48,410	$33,638
Short-term debt	9,224	9,804
Operating lease liabilities, current	1,767	—
Derivative liabilities	8,194	7,575
Deferred revenues, current	1,527	3,064
Other short-term liabilities	258	667
Total current liabilities	69,380	54,748

Deferred revenues, non-current	15,016	13,952
Long-term debt	44,056	42,137
Deferred tax liabilities, net	8,036	8,449
Operating lease liabilities, non-current	2,594	—
Other long-term liabilities	148	340
Total liabilities	139,230	119,626

Commitments and contingencies
Mezzanine equity:
Preferred Series B, 1,586,620 shares issued and outstanding	16,146	16,146
Preferred Series C, 1,320,850 shares issued and outstanding	12,363	12,363
Total mezzanine equity	28,509	28,509

Stockholders’ equity:
Preferred stock, $0.0001 par value, 50,000,000 shares authorized; 167,972 and 167,972 shares issued and outstanding, respectively	—	—
Common stock, $0.0001 par value, 200,000,000 shares authorized; 74,123,492 and 63,821,901 Class A shares issued and outstanding, respectively	7	6
Additional paid-in capital	117,499	110,867
Accumulated deficit	(63,025)	(61,300)
Accumulated other comprehensive (loss) income	(7,721)	3,728
Total stockholders’ equity	46,760	53,301

Total liabilities and stockholders’ equity	$214,499	$201,436

Boxlight Corporation

Condensed Consolidated Statements of Operations and Comprehensive Loss

For the three and nine months ended September 30, 2022, and 2021

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenues, net	$68,736	$61,008	$178,967	$141,186
Cost of revenues	47,716	45,210	128,497	104,002
Gross profit	21,020	15,798	50,470	37,184

Operating expense:
General and administrative expenses	13,952	11,933	44,714	32,844
Research and development	604	355	1,865	1,310
Total operating expense	14,556	12,288	46,579	34,154

Income from operations	6,464	3,510	3,891	3,030

Other income (expense):
Interest expense, net	(2,598)	(870)	(7,330)	(2,652)
Other income (expense), net	(128)	34	(204)	54
Gain (loss) on settlement of liabilities, net	—	(614)	856	(2,992)
Changes in fair value of derivative liabilities	(113)	60	1,537	(164)
Total other expense	(2,839)	(1,390)	(5,141)	(5,754)
Income (loss) before income taxes	$3,625	$2,120	$(1,250)	$(2,724)
Income tax expense	(520)	(1,391)	(475)	(3,936)
Net income (loss)	$3,105	$729	$(1,725)	$(6,660)
Fixed dividends - Series B Preferred	(317)	(317)	(952)	(952)
Deemed contribution -Series B Preferred	—	—	—	367
Net income (loss) attributable to common stockholders	$2,788	$412	$(2,677)	$(7,245)

Comprehensive loss:
Net income (loss)	$3,105	$729	$(1,725)	$(6,660)
Other comprehensive loss:
Foreign currency translation adjustment	(5,040)	(2,008)	(11,449)	(1,738)
Total comprehensive loss	$(1,935)	$(1,279)	$(13,174)	$(8,398)
Net income (loss) per common share – basic	$0.04	$0.01	$(0.03)	$(0.12)

Net income (loss) per common share – diluted	$0.03	$0.01	$(0.03)	$(0.12)

Weighted average number of common shares outstanding – basic	71,547	60,094	67,458	57,723

Weighted average number of common shares outstanding – diluted	89,574	64,710	67,458	57,723

Reconciliation of net income (loss) for the three and nine months ended

September 30, 2022 and 2021 to EBITDA and Adjusted EBITDA

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(in thousands)	2022	2021	2022	2021
Net income (loss)	$3,105	$729	$(1,725)	$(6,660)
Depreciation and amortization	2,231	1,697	6,818	5,264
Interest expense	2,598	870	7,330	2,652
Income tax expense	520	1,391	475	3,936
EBITDA	$8,454	$4,687	$12,898	$5,192
Stock compensation expense	603	1,161	2,665	3,020
Change in fair value of derivative liabilities	113	(60)	(1,537)	164
Purchase accounting impact of fair valuing inventory	189	15	1,395	45
Purchase accounting impact of fair valuing deferred revenue	509	715	1,747	2,312
Net (gain) loss on settlement of debt	—	638	(856)	3,373
Adjusted EBITDA	$9,868	$7,156	$16,312	$14,106

Media
Sunshine Nance
+1 360-464-2119 x254
sunshine.nance@boxlight.com

Investor Relations

Greg Wiggins

+1 360-464-4478

investor.relations@boxlight.com